Exhibit 99.(g)(3)

LOAN PARTICIPATION ADDENDUM TO THE

GLOBAL CUSTODIAL SERVICES AGREEMENT

This Loan Participation Addendum (this “Addendum”) to that certain Global Custodial Services Agreement dated as of September 25, 2012, as amended, modified and supplemented from time to time (the “Agreement”) is entered into as of January 18, 2013, by and between severally and not jointly each of the entities listed on Schedule A hereto, (each, a “Client”) and Citibank, NA, acting through its offices located in New York (the “Custodian”).  This Addendum is an annex to and constitutes an integral part of the Agreement.

Capitalized terms used herein but not defined herein shall have the meanings provided in the Agreement.

INTRODUCTION

WHEREAS, under the terms of the Agreement, the Custodian agrees to hold Cash and Securities in custody on behalf of the Client and holds such Securities in the name of the Custodian or its nominee; and

WHEREAS, the Custodian and the Client wish to memorialize the terms under which the Custodian holds Loan Documents (as defined below) in custody pursuant to the Agreement; and

WHEREAS, by this Addendum, the Custodian and the Client wish to supplement the Agreement, and Citibank and the Client wish to set out the agreed terms, in each case for the provision of custodial safekeeping services by the Custodian to the Client in connection with the investment in or purchase of bank loans and interests or participations in loans by the Client registered in the Client’s name and held by the Citibank as Custodian pursuant to the Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

INTERPRETATION

Unless otherwise defined in this Addendum capitalised terms defined in the Agreement have the same meanings in this Addendum.

Headings in this Addendum are used only for ease of reference and shall not be taken into consideration in interpretation hereof.

The Agreement is hereby amended to include the terms contained in this Addendum and, in the event of any conflict between the provisions of this Addendum and the provisions of the Agreement, the provisions of this Addendum will prevail

DEFINITIONS

“Assets” means evidence of an investment interest (or an interest therein) held by a Client for itself or its customers, including loans, or participations or interests in loans or confirmation of the Client’s or its customers’ investment in contracts with or other obligations of a counterparty, or any other investment or loan that is or may be considered a security under applicable laws but that is not a Security as defined in this Addendum.

“Securities” means any financial assets (other than Cash) from time to time held for the Client on the terms of the Agreement provided that each financial asset is ( i) a security dealt in or traded on securities exchanges for which settlement normally occurs in a Clearance System, (ii) a certificated security of which the Custodian has control as defined in Section 8-106 of the Uniform Commercial Code under the laws of the State of New York and that is transferable by delivery of a certificate with indorsement to a subsequent holder, (iii) a book-entry security that is publicly offered to investors under the laws of The United States of America including, but not limited to an interest in a registered investment company,  where the interest is registered in the name of the Custodian or its nominee or otherwise under the direct control of the Custodian, or (iv) another book-entry security acceptable to the Custodian in its sole discretion where the ownership interest is evidenced only on the books of the issuer or its transfer agent or registrar by registration in the name of the Custodian or its nominee for the benefit of the Client or is otherwise under the direct control of the Custodian.

ARTICLE 1

SCOPE OF THE ADDENDUM

1.1                               This Addendum regulates the procedures and conditions and the undertakings of the Custodian and the Client regarding the provision of custodial services for Loan Documents (as defined below) in conjunction with the GCSA and, subject to the terms and conditions of this Addendum.

1.2                               From time to time the Custodian, upon Instruction by the Client, will receive and hold physical documents evidencing the Client’s interests in Assets in the nature of loans or participations or interests in loans, including without limitation interests in syndicated bank loans and bank loan participations, whether in the U.S. or outside the U.S. (collectively, “Loans”) entered into or purchased by the Client.  The parties hereto acknowledge and agree that neither the Loans nor any Loan Documents will be registered in the name of the Custodian or its nominee.

The Custodian agrees to accept and safekeep the instruments, certificates, agreements and/or other documents which the Custodian may receive with respect to Loans (collectively, “Loan Documents”) from time to time subject to the acknowledgement and agreement of the Client as follows.

ARTICLE 2

SAFEKEEPING OF LOAN DOCUMENTS

2.1          Loan Documents will only be accepted for holding in the vault of the Custodian located in in New York, New York at the address separately specified by the Custodian.

2.2          Upon physical delivery to the Custodian, the Client will indicate if an item delivered to the Custodian’s vault is a Loan Document and will specify the Custody Account in conjunction with the Loan Document.   The Custodian is not obligated to accept delivery of any Loan Document before the Client’s delivery of the Loan Document in accordance with service or operating procedures specified by the Custodian, and each delivery of a Loan Document will be subject to limited examination by the Custodian to compare the Loan Document received to the delivery description provided by the Client.

2.3          The Custodian shall promptly, upon Instruction by the Client, release to the Client or any party as the Client may specify in any Instruction, any Loan Documents being held on behalf of the Client.  Without limiting the foregoing, the Custodian shall not be deemed to have or be charged with knowledge of the sale of any Loan, unless and to the extent it shall have received written notice and Instruction from the Client with respect thereto.

ARTICLE 3

LIMITATION OF RESPONSIBILITIES

3.1          Loan Documents are held by the Custodian as custodial agent under this Agreement solely with respect to the services specified herein, and the Custodian’s responsibilities are limited as follows:

(i)                                     Safekeeping responsibilities of the Custodian are limited to the physical possession and segregation of the Loan Documentation delivered to the Custodian as provided herein and delivery of such upon Instruction, and reporting, if any, as specified herein.

(ii)                                  The Custodian cannot and does not investigate the form, authenticity, or validity of any certificate or document delivered to it as a Loan Document or of any Loan or investment in connection with any Loan Document and cannot and does not verify the ownership interest in (or other right, title or interest in) the Loan, interest in any loan or related investment that is supposed to be represented by any Loan Document delivered to the Custodian.

(iii)                               Without limiting the foregoing, the Custodian is under no obligation to examine any Loan Documents to determine whether necessary steps have been taken or requirements met with respect to the assignment or transfer of the related Loan or any applicable interest or participation in such Loan.

(iv)                              The Custodian shall be entitled to assume the genuineness, sufficiency and completeness of any Loan Documents received, and the genuineness and due authority of any signature appearing on such documents.

(v)                                 The Custodian has no responsibility for determining whether a Loan or Loan Document is a security under any applicable laws.

(vi)                              The Custodian has no responsibility to independently verify any prices, values or similar data or for the availability, accuracy or completeness of any price, value or similar data in connection with any Loan or Loan Document.

(vii)                           The Custodian shall have no obligation to provide any other service under the Agreement with regard to any Loan or Loan Document without its written consent; in particular, the Custodian will not be responsible for income collection, proxy services, corporate actions or other non-discretionary duties specified under the Agreement with regard to Loans.

(viii)                        The Custodian will not include any Loan or Loan Document as a Security in custody on any statement or other report of assets held in custody for the account of a Client.  The Custodian will include any Loan or Loan Document as an Asset in custody on the statement or other report of assets held in custody for the account of a client.

(ix)                              Instructions in regard to Loans will be accepted only for free receipt and free delivery of any Loan Documents to or from the Custodian’s vault.  Under no circumstances shall the Custodian be under any obligation or liability to make any advance of its own funds with respect to any Loan or any receipt or delivery of any Loan Documents or in connection with any amount received or to be received for the account of the Client with respect to any Loan or Loan Documents.

3.2          The Custodian shall have no responsibilities or duties whatsoever under the Agreement and this Addendum, with respect to Loans or Loan Documents, except for such responsibilities as are expressly set forth herein.  Without limiting the generality of the foregoing, the Custodian shall have no obligation to preserve any rights against prior parties or to exercise any right or perform any obligation in connection with any Loans or Loan Documents (including without limitation, no obligation to take any action in respect of or upon any consent solicitation, notice of default or similar notice received from any bank agent or obligor).  In case any question arises as to its duties hereunder, the Custodian may request instructions from the Client and shall be entitled at all times to refrain from taking any action unless it has received proper Instructions from the Client, and the Custodian shall in all events have no liability, risk or cost for any action taken, with respect to a Loan, pursuant to and in compliance with the Instruction of the Client.

ARTICLE 4

LIMITATION OF LIABILITY

4.1          With respect to Loans and Loan Documents, direct damages as provided in the Agreement shall be limited to the reasonable cost of obtaining replacement of the evidence of the Client’s ownership of, or investment in, the investment represented by the Loan Document held in safekeeping by the Custodian where that evidence is legally required for the Client to prove its ownership of or investment in the Asset for sale, transfer, or redemption.  However, in no event will the Custodian be obligated for loss or other direct damages in connection with any Loan or Loan Document for an amount that exceeds twelve (12) months fees attributable to such Loan Document paid by the Client to the Custodian under the Agreement. Notwithstanding the foregoing, the limitations on direct damages provided for in this Article 4.1 shall not apply if and solely to the extent such direct damages result from the gross negligence, willful misconduct or fraud of the Custodian.

4.2          For purpose of clarity, the parties hereto acknowledge and agree that the indemnity provided under the Agreement by a Client to the Custodian applies to the services provided hereunder with regard to Loan Documents.

4.3          Subject to the terms and conditions specified herein, the Custodian acknowledges and agrees that it performance of services in regard to Loans and Loan Documents are subject to the terms and conditions of the Agreement including the standard of care specified in the Agreement and the liability for loss or damages as provided in the Agreement.

IN WITNESS WHEREOF, the parties hereto have cause this Addendum to be executed by their respective officers thereunto duly authorized.

CITIBANK, N.A. (Custodian)		Each client listed in Schedule A, severally, as individual and separate clients, and not jointly

KKR ALTERNATIVE HIGH YIELD FUND, a series of KKR SERIES TRUST

By:	/s/ Kevin Lui	By:	/s/ Nicole J. Macarchuk
Name: Kevin Lui		Name: Nicole J. Macarchuk
Title: Director, Global Transaction Services		Title: Secretary and Vice President

KKR ALTERNATIVE CORPORATE OPPORTUNITIES FUND

		By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Secretary and Vice President

KKR ALTERNATIVE CORPORATE OPPORTUNITIES FUND P

		By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Secretary and Vice President

SCHEDULE A

To the Loan Participation Addendum dated as of January 18, 2013.

For the avoidance of doubt, this Addendum shall be treated as if each entity set forth below had executed a separate addendum with the Custodian and there shall be no cross liability or cross collateralization between such entities.

KKR ALTERNATIVE HIGH YIELD FUND, a series of KKR SERIES TRUST, a Delaware statutory trust

KKR ALTERNATIVE CORPORATE OPPORTUNITIES FUND, a Delaware statutory trust

KKR ALTERNATIVE CORPORATE OPPORTUNITIES FUND P, a Delaware statutory trust